UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2024

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-13759 (Commission File Number)	68-0329422 (IRS Employer Identification Number)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices, including Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RWT	New York Stock Exchange
10% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock, par value $0.01 per share	RWT PRA	New York Stock Exchange
9.125% Senior Notes Due 2029	RWTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 below is incorporated by reference into this Item 3.02. The Warrants (as defined below) were issued to Canada Pension Plan Investment Board (“CPP Investments”), through its subsidiary CPPIB Credit Investments III Inc. in a private placement in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

Redwood Trust, Inc. (“Redwood”) will host its Investor Day on Tuesday, March 19, 2024, from 2:00 pm Eastern Time to 5:00 pm Eastern Time. Redwood’s Investor Day will be webcast live in listen-only mode through the Investor Day section of Redwood Trust’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/investor-day. To view the webcast, please go to Redwood's website at least 15 minutes before the beginning of the Investor Day to register and to download and install any needed audio software.

A presentation related to the event will be posted to the Investor Day and Presentations section of Redwood’s website. In addition, an audio replay of the Investor Day will also be available under the Investor Day section of Redwood's website following the event.

In addition to outlining the Company’s long-term vision and strategic outlook, the presentation will include: a review of the market opportunity and potential transactional volume management sees ahead for Redwood’s Residential Consumer and Residential Investor Mortgage Banking platforms; 2024 run-rate targets management has for Redwood’s revenue mix, capital allocation, capital deployment, operating metrics, general and administrative expense and non-GAAP earnings; and a summary of select first quarter of 2024 to date operating metrics.

Item 8.01 Other Events.

Joint Venture and Secured Financing Facility

On March 19, 2024, Redwood issued a press release relating to its $750 million strategic capital partnership with CPP Investments. The partnership consists of both a newly formed $500 million joint venture (the “Joint Venture”) and a $250 million corporate secured financing facility.

Joint Venture

Pursuant to a joint venture agreement, dated as of March 18, 2024, together, CPP Investments and Redwood will contribute up to $500 million of equity to the Joint Venture, with an anticipated split of 80% from CPP Investments and 20% from Redwood. The Joint Venture will initially invest across the broad suite of Redwood’s residential investor bridge and term loans. It is anticipated that the joint venture will procure third-party warehouse financing and securitize portions of its portfolio to augment purchasing power. Redwood will earn ongoing fees to oversee the administration of the Joint Venture and is entitled to earn additional performance fees upon realization of specified return hurdles.

Secured Financing Facility

Pursuant to a secured financing facility agreement, dated as of March 18, 2024, between Redwood and CPP Investments, CPP Investments will provide a secured financing facility with total committed financing capacity of up to $250 million to finance Redwood assets, which could include unencumbered assets, such as retained Residential Consumer and Residential Investor subordinate securities, as well as equity in operating subsidiaries. The facility will carry a two-year term, with a one-year extension option to Redwood and is structured with revolving capacity to support, among other things, the continued growth and scale of Redwood’s mortgage banking platforms.

Warrant Agreement

Pursuant to a warrant agreement (the “Warrant Agreement”), dated as of March 18, 2024, between Redwood and CPP Investments, to further promote long-term strategic alignment, Redwood issued CPP Investments (i) warrants exercisable for 1,974,905 shares of Redwood’s common stock, representing 1.5% of shares outstanding as of March 14, 2024 (the “First Tranche Warrants”); and (ii) warrants exercisable for 4,608,112 shares of Redwood’s common stock, representing 3.5% of shares outstanding as of March 14, 2024 (the “Second Tranche Warrants” and together with the First Tranche Warrants, the “Warrants”). The First Tranche Warrants are exercisable from, and including March 18, 2025 to, and including, March 18, 2029. The Second Tranche Warrants will vest upon specified deployment thresholds of the joint venture, and, if vested, will be exercisable from, and including the date the Second Tranche Warrants vest to, and including, March 18, 2029. The initial strike price of the Warrants is $7.76. The Warrants also contain a mandatory exercise provision, exercisable at Redwood’s option upon satisfaction of specified conditions, including the trading price of Redwood’s common stock exceeding a specified premium to the exercise price. Exercises of any Warrants will be settled on a net basis.

The above description of the Warrant Agreement is a summary and is not complete. A copy of the Warrant Agreement is filed as exhibit 4.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Warrant Agreement set forth in such exhibit.

A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Warrant Agreement, dated as of March 18, 2024, between Redwood Trust. Inc. and Canada Pension Plan Investment Board (“CPP Investments”), through its subsidiary CPPIB Credit Investments III Inc.
99.1	Press Release dated March 19, 2024.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2024	REDWOOD TRUST, INC.

	By:	/s/ Brooke E. Carillo
Name: Brooke E. Carillo
Title: Chief Financial Officer